Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

TECHNOLOGY INTEGRATION GROUP, INC.

(a Delaware Corporation)

The undersigned, Joshua A. Hauser, does hereby certify:

1.

He is the President and Chief Operating Officer of Technology Integration Group, Inc. (the “Corporation”), a Delaware Corporation, and is duly authorized by the unanimous written consent of the Board of Directors of the Corporation to execute this instrument.

2.

The present name of the corporation is “Technology Integration Group, Inc.”  The Corporation filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on December 1, 2005.

3.

This Certificate of Amendment of the Certificate of Incorporation was duly approved by the Corporation’s Board of Directors and duly adopted by written consent  of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Article I of the Certificate of Incorporation is hereby amended to read as follows:

“FIRST:

The name of the corporation (hereinafter called the “Corporation”) is Odyne Corporation”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this 17th day of October  2006.

By:

/s/ Joshua A. Hauser

Joshua A. Hauser

President and Chief Operating Officer